Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our reports of Compressco Partners Predecessor and Compressco Partners, L.P. dated April 12, 2011, in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-155260) and related Prospectus of Compressco Partners, L.P. for the registration of common units.

/s/ Ernst & Young LLP
Houston, Texas
May 27, 2011